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Exhibit 21

LIST OF SUBSIDIARIES

Name	Jurisdiction of Incorporation
Sepracor Canada Holdings, Inc. (100% owned subsidiary of Sepracor)	Delaware
Sepracor Canada Limited (100% owned subsidiary of Sepracor Canada Holdings, Inc.)	Canada
Sepracor Securities Corporation (100% owned subsidiary of Sepracor)	Massachusetts
Sepracor N.V. (100% owned subsidiary of Sepracor)	Netherland Antilles
Sepracor Research and Development Trust (100% owned subsidiary of Sepracor)	Delaware
Sepracor Pharmaceuticals Ltd. (100% owned subsidiary of Sepracor N.V.)	Ireland

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  Exhibit 21